Exhibit 99.1

FOR RELEASE AT 4:15 PM EDT ON MONDAY, APRIL 15, 2013

KODIAK OIL & GAS CORP. ANNOUNCES FIRST QUARTER 2013 SALES VOLUMES; REPORTS BORROWING BASE REDETERMINATION AND PROVIDES OPERATIONS UPDATE

•                  Q1-13 OIL AND GAS SALES 21,700 MBOE PER DAY, 105% INCREASE Q-O-Q; 19% INCREASE SEQUENTIAL

•                  AGGREGATE COMMITMENTS ON REVOLVER NOW  $550 MM

•                  POLAR AND SMOKEY PILOT PROJECTS ON TRACK

DENVER — April 15, 2013 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced preliminary unaudited operational and financial results for the first quarter ended March 31, 2013.  The Company also today reported the results of its regularly scheduled redetermination of its revolving credit facility and provided a Williston Basin operations update.

Kodiak has prepared the preliminary operational and financial information included in this news release based on the most current information available to management.  Its normal closing and financial reporting processes with respect to the preliminary operational and financial information have not been fully completed.  As a result, its actual operational and financial results could be different from this summary preliminary data, and any differences could be material.  Kodiak expects to report its first quarter 2013 operational and financial results after the close of trading on Thursday, May 2, 2013.

First Quarter 2013 Sales Volumes

Kodiak reported average daily sales volumes of 21,700 barrels of oil equivalent per day (BOE/d) for the first quarter 2013.  This represents a 105% increase over sales volumes of 10,578 BOE/d for the first quarter 2012, and a 19% increase over fourth quarter 2012 sales volumes of 18,228 BOE/d.  Crude oil accounted for 88% of first quarter 2013 sales volumes.

The Company disclosed production, sales volumes and netback prices received for the periods ended March 31, 2013 and 2012 as summarized below:

	Quarterly Comparisons
	Three Months Ended			% Change
Kodiak Oil & Gas Corp. Net Sales Volumes Comparison	March 31, 2013	Dec. 31, 2012	March 31, 2012	Sequential Quarter	Qtr.- over- Qtr.
Net Sales Volumes
Crude Oil (MBbls)	1,716	1,494	879	15%	95%
Natural Gas (MMcf)	1,420	1,101	505	29%	181%
Barrels of Oil Equivalent (MBOE)	1,953	1,678	963	16%	103%
Average Daily Sales Volumes
Daily Sales (BOE/day)	21,700	18,228	10,578	19%	105%
Product Price Received
Crude Oil ($/Bbl)	$90.80	$83.27	$87.43	9%	4%
Natural Gas ($/Mcf)	$6.48	$5.83	$6.19	11%	5%

Semi-Annual Credit Facility Redetermination

Effective April 2013, the Company and its lending syndicate completed the semi-annual borrowing base redetermination of its revolving credit facility.  As a result, Kodiak and its lenders entered into an amendment which increases the Company’s borrowing base to $650 million from the previous $450 million.  At the present time, the Company elected to limit the aggregate commitment on the revolver to $550 million.  Concurrently, the overall facility was increased from $750 million to $1.5 billion with the maturities extended to April 2018.  The Company’s long-term debt at March 31, 2013 was $1,250 million consisting of $1,150 million in senior notes and $100 million in borrowings under its credit facility.  Management believes that the credit facility’s undrawn portion, when combined with cash flow from operations, is adequate to fund its anticipated 2013 capital expenditures.

Drilling and Completion Operations Update

During the first quarter of 2013, Kodiak completed 20 gross (14.6 net) operated wells and participated in the completion of 13 gross (3.4 net) non-operated wells.  Beginning in March 2013, Kodiak operated with one full-time, 24-hour-per-day completion crew.  As drilling operations on several multi-well pads have recently concluded, the Company intends to add a second full-time, 24-hour-per-day completion crew in May 2013.  The Company expects to complete 27 gross (23 net) operated wells during the second quarter 2013.

Kodiak’s drilling operations continue with seven operated rigs.  Currently, four drilling rigs are operating in the Polar project area in southern Williams County, two rigs in the Smokey project area in McKenzie County and one rig operating in Dunn County.

The Company’s program to test 12 wells within a 1,280-acre drilling spacing unit (DSU) continues on schedule in the Polar and Smokey operating areas, with two drilling rigs operating in each area.  Core data from one of the wells in the Polar project has been obtained and is undergoing evaluation.  Completion work on both projects, including a micro seismic program in the Polar area, is scheduled to commence in May 2013.

In an ongoing effort to reduce operating costs, the Company completed the drilling and equipping of three additional water disposal wells during the quarter.   The Company anticipates that oil, gas and water lines in the Polar area should be substantially completed during the second quarter of 2013, which would then complete the significant portion of the pipeline work throughout Kodiak’s acreage blocks.

Management Comment

Commenting on recent developments, Kodiak’s Chairman and CEO Lynn Peterson said:  “We are pleased with the progress that we achieved during the first quarter and believe that we are on course to deliver sustained production growth during the remaining quarters.   The winter we experienced allowed our field operations to move ahead without significant delays.  With the onset of the warmer months, we anticipate that our well completions will increase and expect that our efficiencies should improve.  Our drilling program continues to see efficiency gains with fewer drilling days which, when combined with better third-party service costs, is helping to drive down our well costs.  We look forward to being able to move to the completion procedures on our pilot projects in the coming weeks which should result in continued growth in production, cash flow and reserves for our shareholders.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky

Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, including production, cash flow and well completions, the Company’s reserve estimates and its expectations regarding growth in its estimated reserves, the Company’s expectations regarding operating efficiencies and reductions in well costs, the Company’s expectations regarding the availability of borrowings under its credit facility and the adequacy of its anticipated sources of liquidity to meet its anticipated capital expenditures, the Company’s expectation regarding the connection of its wells to pipelines, the Company’s expectations regarding its exploration and development plans (including the timing and success thereof), the indications resulting from the Company’s test program in the Polar and Smokey areas, , the Company’s preliminary financial and operational results and remaining inventory of drilling locations, the Company’s expectations regarding timing and success of its completion activity and the Company’s ability to execute to its 2013 capital expenditure program.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11